Exhibit 2.k.1.i

FORM OF AMENDMENT

TO THE

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This AMENDMENT NUMBER [   ] (this “Amendment”), dated [               ], [   ] amends that certain Amended and Restated Transfer Agency Agreement (the “Agreement”), dated February 28, 2020, by and among The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc., each, a Maryland corporation, (the “Registrants”).

WHEREAS, the Funds and HASCO desire to add Hartford Schroders Private Opportunities Fund as a party to the Agreement subject to certain terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Funds and HASCO agree as follows:

1.	Effective as of the date on which it commences operations, Hartford Schroders Private Opportunities Fund, a Delaware statutory trust, is added as a party to the Agreement (the “Effective Date”).

2.	Effective as of the Effective Date, Section 2 of Schedule B is deleted in its entirety and replaced with the following:

2.	Exclusions from Sub-TA Payments. Notwithstanding anything to the contrary under the Agreement, for purposes of this Schedule B, the term Sub-TA Payments with respect to payments made with respect to any class of shares, other than Class R3, Class R4, or Class R5, to any Financial Intermediary shall exclude the portion of such payments that are: (i) more than $18 per account where the Financial Intermediary invoices HASCO based on the number of accounts for which the Financial Intermediary provides Financial Intermediary Services; or (ii) for all Funds other than Hartford Schroders Private Opportunities Fund, more than 0.12% (12 basis points) per annum of the average daily net asset value of the Shares held by the Financial Intermediary, and for Hartford Schroders Private Opportunities Fund, more than 0.15% (15 basis points) per annum of the average monthly net asset value of the Shares held by the Financial Intermediary, where, in each case, the Financial Intermediary invoices HASCO based on a percentage of assets held by the Financial Intermediary for providing Financial Intermediary Services. For the avoidance of doubt, in all cases and regardless of share class, Financial Intermediary Services expressly exclude distribution-related services and Sub-TA Payments expressly exclude any payments that directly or indirectly finance distribution-related services or activities.

3.	Effective as of the Effective Date, the following is added as Section 4 to Schedule C of the Agreement:

4.	Hartford Schroders Private Opportunities Fund: The Specified Amounts listed on this Schedule C shall not apply to Hartford Schroders Private Opportunities Fund.

4.	All other terms of the Agreement shall remain in full force and effect.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

THE HARTFORD MUTUAL FUNDS, INC.

THE HARTFORD MUTUAL FUNDS II, INC.

HARTFORD SERIES FUND, INC.

HARTFORD HLS SERIES FUND II, INC.

HARTFORD FUNDS EXCHANGE-TRADED TRUST

LATTICE STRATEGIES TRUST

HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

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HARTFORD ADMINISTRATIVE SERVICES COMPANY

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